                                                          Exhibit 24(b)(9)(c)(i)

                         ACCOUNTING SERVICES AGREEMENT

     This Agreement, dated as of the 12th day of August, 1994 made by and
                                                 ------
between Matthews International Funds, a Delaware Business Trust (the "Trust")
        ----------------------------
operating as an open end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and Fund/Plan Services, Inc. ("Fund/Plan"), a
                                      ------------------------
corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                               WITNESSETH THAT:

     WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and Fund/Plan; and

     WHEREAS, the Trust desires to appoint Fund/Plan as Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Trust (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records; and

     WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below; and

     WHEREAS, the Trust will provide certain information concerning the Series to Fund/Plan as set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1.  For purposes of this Agreement:
     ----------

     Oral Instructions shall mean an authorization, instruction, approval, item
     -----------------
or set of data, or information of any kind transmitted to Fund/Plan in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons reasonably identified to Fund/Plan to be a person or persons authorized by a resolution of the Board of Trustees of the Trust, to give such oral instructions on behalf of the Trust.


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Accounting Services Agreement between Matthews International Funds and Fund/Plan
Services, Inc.

Date Drafted: November 26, 1996                               Page 1 of 10 pages

     Written Instructions shall mean an authorization, instruction, approval,
     --------------------
item or set of data or information of any kind transmitted to Fund/Plan in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to Fund/Plan to be the signature of a person authorized by a resolution of the Board of Trustees of the Trust to give written instructions on behalf of the Trust.

     The Trust shall file with Fund/Plan a certified copy of each resolution of its Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

     Section 2.  To the extent Fund/Plan receives the necessary information from
     ----------
the Trust or its agents by Written or Oral Instructions, Fund/Plan shall maintain and keep current the following Accounts and Records relating to the business of the Trust in such form as may be mutually agreed upon between the Trust and Fund/Plan:

     (a)  Cash Receipts Journal
     (b)  Cash Disbursements Journal
     (c)  Dividends Paid and Payable Schedule
     (d)  Purchase and Sales Journals - Portfolio Securities
     (e)  Subscription and Redemption Journals
     (f)  Security Ledgers - Transaction Report and Tax Lot Holdings Report
     (g)  Broker Ledger - Commission Report
     (h)  Daily Expense Accruals
     (i)  Daily Interest Accruals
     (j)  Daily Trial Balance
     (k)  Portfolio Interest Receivable and Income Journal
     (l)  Portfolio Dividend Receivable and Income Register
     (m) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security.
     (n)  Average Daily Net assets provided on monthly basis.

     The necessary information to perform the above functions and the calculation of the net asset value of each Series as provided below, is to be furnished by Written or Oral Instructions to Fund/Plan daily (in accordance with the time frame identified in Section 7) prior to the close of regular trading on the New York Stock Exchange.

     Section 3.  Fund/Plan shall perform the ministerial calculations necessary
     ----------
to calculate each of the Series' net asset value each day that the New York Stock Exchange is open for business, in accordance with (i) each Series' current Prospectus and Statement of Additional Information and (ii) procedures with respect thereto approved by the Board of Trustees of the


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Accounting Services Agreement between Matthews International Funds and Fund/Plan
Services, Inc.

Date Drafted: November 26, 1996                               Page 2 of 10 pages

Trust and supplied in writing to Fund/Plan's Accounting Services Unit. Portfolio items for which market quotations are available by Fund/Plan's use of an automated financial information service (the "Service") shall be based on the closing prices of such Service except where the Trust has given or caused to be given specific Written or Oral Instructions to utilize a different value. All of the portfolio securities shall be given such values as the Trust provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service. Fund/Plan shall not have any responsibility or liability for the accuracy of prices quoted by such Service; for the accuracy of the information supplied by the Trust; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. Fund/Plan shall have no responsibility or duty to include information or valuations to be provided by the Trust in any computation unless and until it is timely supplied to Fund/Plan in usable form. Fund/Plan shall record corporate action information as received from the Custodian, the Service, or the Trust. Fund/Plan shall not have any duty to gather or record corporate action information not supplied by these sources.

     Fund/Plan will not assume any liability for price changes caused by: the investment adviser(s), custodian, suppliers of security prices, corporate action and dividend information, or any party other than Fund/Plan itself.

     In the event an error is made by Fund/Plan which creates a price change, consideration must be given to the effect of the price change as described below. Notwithstanding the provisions of Section 11, the following provisions govern Fund/Plan's liability for errors in calculating the net asset value ("NAV") of the Series:

          If the NAV should have been higher for a date or dates in the past, the error would have the effect of having given more shares to subscribers and less money to redeemers to which they were entitled. Conversely, if the NAV should have been lower, the error would have the effect of having given less shares to subscribers and overpaying redeemers.

          If the error affects the prior business day's NAV only, and the prior day's work can be rerun before shareholder statements and checks are mailed, the Trust hereby accepts this manner of correcting the error.

          If the error spans five (5) business days or less, Fund/Plan shall


===============================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                               Page 3 of 10 pages
     reprocess shareholder purchases and redemptions where redeeming shareholders have been underpaid. Fund/Plan shall assume liability to the Trust for overpayments to shareholders who have redeemed.

          If the error spans more than five (5) business days, Fund/Plan would bear the liability to the Trust for, 1) buying in for excess shares given to shareholders if the NAV should have been higher, or, 2) funding overpayments to shareholders who have redeemed if the NAV should have been lower. The cost of any reprocessing required for shareholders who have been credited with fewer shares than appropriate, or for redeeming shareholders who are due additional amounts of money will also be borne by Fund/Plan.

     Section 4.  For all purposes under this Agreement, Fund/Plan is authorized
     ----------
to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents on behalf of the Trust. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where Fund/Plan receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Trust shall cause the broker/dealer to send a written confirmation to the Custodian. Fund/Plan shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Trust, provided however, that in the event a Written or Oral Instruction received by Fund/Plan is countermanded by a timely later Written or Oral Instruction received by Fund/Plan prior to acting upon such countermanded Instruction, Fund/Plan shall act upon such later Written or Oral Instruction. The sole obligation of Fund/Plan with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires Fund/Plan to act, the Trust shall give Fund/Plan specific Written Instruction as to the action required.

     Section 5.  The Trust shall cause its Custodian (the "Custodian") to
     ----------
forward to


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Accounting Services Agreement between Matthews International Funds and Fund/Plan
Services, Inc.

Date Drafted: November 26, 1996                               Page 4 of 10 pages

Fund/Plan a daily statement of cash and portfolio transactions and, at the end of each month, the Trust shall cause the Custodian to forward to Fund/Plan a monthly statement of portfolio positions, which Fund/Plan will reconcile with its Accounts and Records maintained on behalf of the Trust. Fund/Plan will report any discrepancies to the Custodian, and report any unreconciled items to the Trust.

     Section 6.  Fund/Plan shall promptly supply daily and periodic reports to
     ----------
the Trust as requested by the Trust and agreed upon by Fund/Plan.

     Section 7.  The Trust shall provide and shall require each of its agents
     ----------
(including the Custodian) to provide Fund/Plan as of the close of each business day, or on such other schedule as the Trust determines is necessary, with Written or Oral Instructions (to be delivered to Fund/Plan by 11:00 a.m., Eastern time, the next following business day) containing all data and information necessary for Fund/Plan to maintain the Trust's Accounts and Records, and Fund/Plan may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. Fund/Plan, as Transfer Agent, accepts responsibility for providing reports of share purchases, redemptions, and total shares outstanding, on the next business day after each net asset valuation.

     Section 8.  The Accounts and Records, in the agreed-upon format, maintained
     ----------
by Fund/Plan shall be the property of the Trust and shall be made available to the Trust promptly upon request and shall be maintained for the periods prescribed in Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended. Fund/Plan shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic review and audits. Upon receipt from the Trust of the necessary information, Fund/Plan shall supply the necessary data for the Trust or an independent auditor's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Trust and Fund/Plan shall agree upon from time to time.

     Section 9.  In case of any request or demand for the inspection of the
     ----------
Share records of the Trust, Fund/Plan, as Accounting Services Agent, shall endeavor to notify the Trust and to secure instructions as to permitting or refusing such inspection. Fund/Plan may however,


===============================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                               Page 5 of 10 pages
exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so after notice to the Trust.

     Section 10.  Fund/Plan and the Trust may from time to time adopt such
     -----------
procedures as agreed upon in writing, and Fund/Plan may conclusively assume that any procedure approved by the Trust or directed by the Trust, does not conflict with or violate any requirements of the Trust's Registration Statements, Trust Instrument, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible for notifying Fund/Plan of any changes in regulations or rules which might necessitate changes in Fund/Plan's procedures, and for working out with Fund/Plan such changes.

     Section 11.
     -----------

           (a) Fund/Plan, its directors, officers, employees, shareholders, and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that results from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

           (b) Any person, even though also a director, trustee, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, trustee, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Fund/Plan's duties hereunder), to be rendering such services to or acting solely for the Trust, and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though receiving a salary from Fund/Plan.

           (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of:

                 (i) any action taken or omitted to be taken by Fund/Plan except matters resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement; or

                 (ii) in reliance upon any certificate, instrument, order or stock certificate


===============================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                               Page 6 of 10 pages
or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Trust or upon the written opinion of legal counsel for the Trust or Fund/Plan; or

                 (iii) any action taken or omitted to be taken in good faith by Fund/Plan in connection with its appointment, in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their willful misfeasance, bad faith, gross negligence or reckless disregard its or their duties hereunder.

               (d) Fund/Plan shall give written notice to the Trust within thirty (30) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to so notify the Trust of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Trust of any liability arising from this Section or otherwise, except to the extent failure to give notice prejudices the Trust.

               (e) For any legal proceeding giving rise to this indemnification, the Trust shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within thirty (30) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. If the Trust chooses to defend or prosecute such claim, then the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

     Section 12. All financial data provided to, processed by, and reported by
     -----------
Fund/Plan under this Agreement shall be stated in United States dollars. Fund/Plan shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or non-U.S. dollar denominated computations relating to the affairs of the Trust.

       Section 13. The Trust agrees to pay Fund/Plan compensation for its
       -----------
services, and to


===============================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan
                                Services, Inc.

Date Drafted: November 26, 1996                               Page 7 of 10 pages
reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" agreed upon in writing by the Trust and Fund/Plan. The Trust agrees and understands that Fund/Plan's compensation be comprised of two components, payable on a monthly basis, as follows:

                 (i) A fixed fee for each Series, together with a combined asset based fee which the Trust hereby authorizes Fund/Plan to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and

                 (ii) reimbursement of any reasonable out-of-pocket expenses paid by Fund/Plan on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.

     For the purpose of determining fees payable to Fund/Plan, the value of the Series' net assets shall be computed at the times and in the manner specified in Series' Prospectuses and Statement of Additional Information then in effect.

     During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Trust.

     Section 14.  Nothing contained in this Agreement is intended to or shall
     -----------
require Fund/Plan, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Notwithstanding the foregoing, Fund/Plan shall compute the net asset value of each Series on each day required pursuant to (i) Rule 22c-1 promulgated under the Investment Company Act of 1940, as amended, and (ii) such Series' then-current Prospectus and Statement of Additional Information.


================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan
                                Services, Inc.

Date Drafted: November 26, 1996                               Page 8 of 10 pages

     Section 15.
     -----------

               (a) The term of this Agreement shall be for a period of three
(3) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective Date").
               (b) The fee schedule set forth in Schedule "B" attached shall be fixed for (2) years commencing on the Effective Date of this Agreement. Thereafter, the fee schedule will be subject to review and adjustment not to exceed 10% of those fees set forth in Schedule "B."

               (c) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Trust by written notice to Fund/Plan in connection with the termination of this Agreement, Fund/Plan shall promptly upon such termination and at the expense of the Trust, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities.

     Section 16.  Except as otherwise provided in this Agreement, any notice or
     -----------
other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

     If to Matthews International Funds:                   If to Fund/Plan:
     -----------------------------------                   ---------------

     Matthews International Funds                  Fund/Plan Services, Inc.
     655 Montgomery Street, Suite 1438                    2 West Elm Street
     San Francisco, CA 94111                         Conshohocken, PA 19428
     Attention: G. Paul Matthews,              Attention: Kenneth J. Kempf,
     President                                                    President


     Section 17. This Agreement may be amended from time to time by
     -----------
supplemental agreement executed by the Trust and Fund/Plan and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.

     Section 18. The Trust represents and warrants to Fund/Plan that the
     -----------
execution and delivery of this Agreement by the undersigned officers of the Trust has been duly and validly authorized by resolution of the Board of Trustees of the Trust.

     Section 19. This Agreement may be executed in two or more counterparts,
     -----------
each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan
                                Services, Inc.

Date Drafted: November 26, 1996                               Page 9 of 10 pages

     Section 20. This Agreement shall extend to and shall be binding upon the
     -----------
parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Trust, authorized or approved by a resolution of its respective Boards of Directors or Trustees.

     Section 21. This Agreement shall be governed by the laws of the
     -----------
Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

     Section 22. No provision of this Agreement may be amended or modified, in
     -----------
any manner except by a written agreement properly authorized and executed by Fund/Plan and the Trust.

     Section 23. If any part, term or provision of this Agreement is held by
     -----------
any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of eleven type written pages, together with Schedules "A", "B" and "C", to be signed by their duly authorized officers as of the day and year first above written.


Matthews International Funds                            Fund/Plan Services, Inc.
----------------------------                            ------------------------



   /s/ G.  Paul Matthews                          /s/ Kenneth J.  Kempf
-------------------------------                ---------------------------------
By: G. Paul Matthews, President                 By: Kenneth J. Kempf, President


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Accounting Services Agreement between Matthews International Funds and Fund/Plan
Services, Inc.

Date Drafted: November 26, 1996                              Page 10 of 10 pages

                                                                    SCHEDULE "A"
                                                                    ============

                FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES
                                      FOR
                          MATTHEWS INTERNATIONAL FUNDS


                           Daily Accounting Services
                           -------------------------

1)   Calculate Net Asset Value (and Offering Price) Per Share:
     --------------------------------------------------------

     . Update the daily market value of securities held by the Fund using Fund/Plan Services' standard agents for pricing domestic equity, bond and foreign securities. The domestic equity pricing services are Quotron Systems, Inc. and Interactive Data (IDC). Muller Data Corporation/Extel Financial and IDC are used for bond and foreign prices/exchange rates.
     .   Enter manual prices supplied by Matthews International and/or broker.
     . Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by Matthews International. Verify US dollar security prices exceeding variance levels by notifying Matthews International and pricing sources of noted variances.
     . Complete daily variance analysis on foreign exchange rates and local foreign prices. Notify Matthews International of changes exceeding established levels for Matthews International's verification. (The client should establish tolerance levels for each country/currency so that local price changes and foreign exchange rate changes exceeding this tolerance are identified and NAV problems minimized.)
     . Review for ex-dividend items indicated by pricing sources; trace to Fund general ledger for agreement.
     . Prepare NAV proof sheets. Review components of change in NAV for reasonableness.
     . Communicate required pricing information (NAV) to Matthews International, Transfer Agent and, electronically, to NASDAQ.

2)   Determine and Report Cash Availability to Fund by approximately 9:30 AM
     -----------------------------------------------------------------------
     Eastern Time:
     ------------

     . Receive daily cash and transaction statements from the Custodian by 8:30 AM Eastern time.
     . Receive previous day shareholder activity reports from the Funds' Transfer Agent by 8:30 AM Eastern time.
     . Fax hard copy Cash Availability calculations with all details to Matthews International.
     .   Supply client with 5-day cash projection report.
     . Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the custodian/Matthews International.


================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan
                                Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 1

3)   Reconcile and Record All Daily Expense Accruals:
     -----------------------------------------------
     . Accrue expenses based on client supplied budget either as percentage of Fund's net assets or specific dollar amounts.
     .  If applicable, monitor expense limitations established by the client.
     .  Accrue daily amortization of Organizational Expense, if applicable.
     .  Complete daily accrual of 12(b)1 expenses, if applicable.

4)   Verify and Record All Daily Income Accruals for Debt Issues:
     -----------------------------------------------------------
     . Review and verify all system generated Interest and Amortization reports.
     . Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

5)   Monitor Domestic Securities Held for Cash Dividends, corporate actions
     ----------------------------------------------------
     and capital changes such as splits, mergers, spinoffs, etc. and process appropriately.
     . Monitor electronically received information from Muller Data Corporation for all domestic securities.
     .  Review current daily security trades for dividend activity.
     . Interface with custodian to monitor timely collection and postings of corporate actions, dividends and interest.
     . Process international dividend and capital change information received from the Custodian and Advisor. Back-up information on foreign dividends and corporate actions may also be obtained from Muller Data Corporation/Extel Financial or IDC (as pricing agents for the Fund).
     . Provide mark-to-market analysis for currency exchange rate fluctuations on unsettled dividends and interest.

6)   Enter All Security Trades on Investment Accounting System (IAS) based
     ---------------------------------------------------------------
     on written instructions from Matthews International.
     .  Review system verification of trade and interest calculations.
     .  Verify settlement through the Custodian statements.
     .  Maintain security ledger transaction reporting.
     .  Maintain tax lot holdings.
     .  Provide complete broker commission reporting.
     . Provide the Fund's foreign currency exchange rate realized and unrealized gains/losses detail.
     .  Determine realized gains or losses on security trades.

7)   Enter All Fund Share Transactions on IAS:
     ----------------------------------------
     .  Process activity identified on the Transfer Agent reports.
     .  Verify settlement through the Fund's Custodian statements.
     .  Reconcile to the Fund/Plan Services' Transfer Agent report balances.

8)   Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance
     ---------------------------------------------------------------
     (listing all asset, liability, equity, income and expense accounts) . Post manual entries to the general ledger.
     .  Post custodian bank activity.
     .  Post security transactions.


================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 2

     . Post and verify system generated activity, i.e., income and expense accruals.
     .  Segregate foreign tax expense.
     . Prepare daily mark-to-market analysis for all unrealized foreign currency exchange rate gains/losses by asset/liability category.
     .  Prepare Fund general ledger net cash proof used in NAV calculation.

9)   Review and Reconcile With Custodian Statements:
     ----------------------------------------------
     . Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
     .  Post all cash settlement activity to the Trial Balance.
     .  Reconcile to ending cash balance accounts.
     .  Clear IAS subsidiary reports with settled amounts.
     . Track status of past due items and failed trades handled by the Custodian.

10)  Submission of Daily Accounting Reports to Matthews International Capital
     ------------------------------------------------------------------------
     Management (the "Advisor"):  (Additional reports readily available.)
     ---------------------------
     . Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security.)
     .  Cash availability.
     .  5-Day Cash Projection Report
     .  Trial Balance
     .  NAV Calculation Report

                          Monthly Accounting Services
                          ---------------------------

1)   Full Financial Statement Preparation (automated Statements of Assets
     ------------------------------------
     and Liabilities, of Operations and of Changes in Net Assets) and submission to the Advisor by 10th business day.

2)   Submission of Monthly Automated IAS Reports to Fund/Matthews International:
     --------------------------------------------------------------------------
     .  Security Purchase/Sales Journal
     .  Interest and Maturity Report
     .  Brokers Ledger (Commission Report)
     .  Security Ledger Transaction Report with Realized Gains/Losses
     .  Security Ledger Tax Lot Holdings Report
     .  Additional reports available upon request

3)   Reconcile Accounting Asset Listing to Custodian Asset Listing:
     -------------------------------------------------------------
     .  Report any security balance discrepancies to the custodian/client.

4)   Provide Monthly Analysis and Reconciliation of Additional Trial Balance
     -----------------------------------------------------------------------
     Accounts, such as:
     ---------
     .  Security cost and realized gains/losses
     .  Interest/dividend receivable and income
     .  Payable/receivable for securities purchased and sold


================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 3

     .  Payable/receivable for fund shares; issued and redeemed
     .  Expense payments and accruals analysis
     .  Unrealized and realized currency gains/losses

 5)  If Appropriate, Prepare and Submit:
     ----------------------------------
     .  Income by state reporting
     .  Standard Industry Code Valuation Report
     .  Alternative Minimum Tax Income segregation schedule

                  Annual (and Semi-Annual) Accounting Services
                  --------------------------------------------

 1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

 2)  Provide NSAR Reporting (Accounting Questions):
     ---------------------------------------------

     If applicable, answer the following items:
      2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63,
      64B, 71, 72, 73, 74,  75, 76

Note: All NSAR questions are completed by Fund/Plan Services when Fund/Plan's Administration Group is retained.



================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 4

     ACCOUNTING SERVICES BASIC ASSUMPTIONS FOR MATTHEWS INTERNATIONAL FUNDS

  The Accounting Fees as set forth in Schedule "B" are based on the following assumptions. To the extent these assumptions are inaccurate or requirements change, fee revisions may be necessary.


Basic Assumptions:
-----------------

     1) Fund/Plan's Administration Group will complete all necessary compliance reports (Sub-Chapter "M"), as well as monitoring of the various prospectus limitations and restrictions. It is assumed that Fund/Plan Services, Inc. will be appointed Transfer Agent for the Trust.

     2) The Funds' security trading activity will remain comparable to the statistics identified by Paul Matthews, i.e., approximately 20 to 30 trades per month in the Pacific Tiger Fund and 20 to 30 trades per month in the Asian Convertible Securities Fund (inclusive of domestic and money market transactions.)

     3) The number of securities and portfolio asset composition in each Fund will remain comparable to that identified by John Dracott, namely 50 to 75 securities in each portfolio. Investment will be in securities of Hong Kong, Singapore, Indonesia, China, Malaysia, Korea, Taiwan and Australia. Security types would include Asian Equity, Asian Debt, Forward Currency Contracts, Warrants and Convertible Asian Bonds.

     4) Each Fund has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences.

         To the extent tax accounting for certain securities differs from the book accounting, it will be done by Fund/Plan's Administration Group or the Funds' Independent Accountant. We would recommend book/tax differences be minimized.

         The Accounting Services Unit will supply segregated Trial Balance account details to assist the administrator in proper identification by category of all appropriate realized and unrealized currency gains/losses.

     5) The Funds would foresee no difficulty in using Fund/Plan's standard current pricing agents for domestic equity, bond, ADR and foreign securities. We currently use Quotron Systems, Inc. for domestic equities and listed ADR's. Muller Data Corporation/Extel Financial and Interactive Data (IDC) are used for bonds, synthetic ADR's and foreign issues.

         It is expected that Muller Data Corporation would be the Funds' primary foreign security pricing vendor and supply ASU with daily (spot) foreign exchange rates to be used in market value calculations of non-US dollar denominated securities and currency mark-to-market requirements. To the extent Muller Data or IDC are unable to supply certain foreign security prices, they will be provided by the Funds' investment advisor or a client Management recommended pricing source.



================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 5

         If appropriate, Telerate Systems, Inc. is available for daily forward currency contract prices.

         It is assumed that the Accounting Unit will work closely with Matthews International to ensure the accuracy of the Funds' NAV and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual start-up date. We would propose the Funds establish clear cut security variance procedures by country/currency to minimize NAV miscalculations.

     6) To the extent the Funds require daily security prices (limited in number) from specific brokers for domestic or foreign securities, these manual prices will be obtained by the Funds' Investment Advisors (or brokers) and faxed to ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. Matthews International will supply ASU with the appropriate pricing contacts for the manual quotes.

         Based on our current clients' experience, we believe the Funds' Investment Advisor will have better success in obtaining accurate and timely broker quotes on a more consistent basis than Fund/Plan Services.

     7) To the extent the Funds should ever purchase/hold open-end registered investment companies (RIC's), procedural discussions should take place between ASU and Fund management clarifying the appropriate pricing and dividend rate sources. Depending on the methodologies selected by the Funds, additional fees may apply.

     8) ASU will supply daily Portfolio Valuation Reports to the Funds' Investment Advisor or manager identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

         It will be the responsibility of the Funds' Investment Advisor to review these reports and to promptly notify ASU of any possible problems, trade discrepancies, incorrect security prices, corporate action/capital change information or exchange rate discrepancies that could result in a misstated Fund NAV.

     9) The Funds do not currently expect to invest in Futures, Swaps, Index Futures, Foreign Currency Options and Futures, Interest Rate Futures, Hedges or precious metals. To the extent these investment strategies should change, additional fees will apply after the appropriate procedural discussions have taken place between ASU and Fund management. (Advance notice is required should the Funds commence trading in the above investments.)

    10) All foreign currency will be held within the custodian and sub-custodian network. Time deposits and interest bearing currency accounts will all be reflected on the Funds' custodian asset listings. The Funds or custodian will supply ASU with appropriate (timely) information for any trades/changes in the currency accounts, as well as interest rates to ensure income accrual accuracy for the debt issues, time deposits and currency accounts. Income accrual adjustments (expected to be immaterial) will be completed when the interest is actually collected and posted on the custodian's statements.



================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 6

    11) It is assumed for all debt issues that the Advisor will supply the Accounting Unit with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates and complete security descriptions with issue types and Sedol/Cusip numbers. If applicable, for proper income accrual accounting, ASU will look to the Funds' Advisor to supply PSA, YTM and related cash flow models for any mortgage/asset-backed securities and IO/PO positions held in the Funds.

    12) It is assumed that Citibank as Custodian will provide the Accounting Unit with daily custodian statements reflecting all prior day cash activity on behalf of each portfolio by 8:30 AM Eastern time. Complete and clear descriptions of any postings, inclusive of Sedol/Cusip numbers, interest/dividend payment dates, capital stock details, expense authorizations, beginning/ending balances, etc. will be provided by the custodian's reports or system.

    13) It will be the responsibility of the Funds' custodian to supply the foreign dividend, capital change information, and interest rate changes to Accounting in a timely manner. The advisor will supplement and support as appropriate. If selected by Matthews International and appropriate, ASU can receive supplemental capital change and dividend information on foreign positions from Muller Data Corporation or IDC as the pricing vendors for the Funds' foreign securities.

    14) It is assumed that the custodian will handle and report on all settlement problems, failed trades and resolve unsettled dividends/interest/paydowns and capital changes. Additionally, the custodian will process all applicable capital change and foreign reclaim paperwork based upon advice from Matthews International. ASU will supply segregated Trial Balance reporting and supplemental reports to assist in this process.

    15) To the extent applicable for mortgage/asset-backed securities held in the Funds such as GNMA's, FHLMC's, FNMA's, CMO's, ARM's, etc., the custodian (or a client supplied source) will provide ASU with current principal repayment factors on a timely basis in accordance with the appropriate securities' schedule. Income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by ASU when actual principal/income payments are collected by the custodian.

    16) To the extent applicable, Accounting will maintain US dollar denominated qualified covered call options and index options reporting on the daily Trail Balance and value the respective options and underlying positions daily. To the extent tax classifications are required, they will be done by Fund/Plan as Administrator or the Funds' Independent Accountant.

         The Funds do not currently expect to invest in domestic options or designated hedges. (Advance notice is requested should the Funds commence trading in the above investments to clarify operational procedures between ASU and the advisor.)

    17) To the extent the Funds should establish a Line of Credit in segregated accounts with the custodian for temporary administrative purposes, and/or leveraging/hedging the



================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 7
         portfolio, the investment advisor will complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. Accounting will reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

    18) The Funds do not currently expect to participate in Security Lending, Leveraging, Precious Metals, Short Sales or Foreign Currency (non-US dollar denominated) Futures and Options within their portfolio securities. To the extent they do so in the future, additional fees will apply. Forward Currency Contracts (i.e. spot contracts) executed to cover security trades and interest/dividends receivables are included in Accounting Services and are not to be considered an extra expense.

    19) Fund management or Fund/Plan as Administrator will supply ASU with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. Fund/Plan as Administrator will promptly communicate to the Accounting Unit any adjustments needed.

    20) Specific deadlines and complete Fund supplied information will be identified for all security trades in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

         Trade Authorization Forms, with the appropriate officer's signature, should be supplied to the ASU on all security trades placed by the Funds no later than settlement/value date by 12:30 PM Eastern time for money market and currency issues (It is assumed trade date equals settlement date for money market/currency issues.), and by 11:00 AM Eastern time on trade date plus one for non-money market securities. Receipt of trade information within these identified deadlines may be via telex, fax, or on-line system access. To the extent applicable, the investment advisor will communicate all trade information directly to the Funds' Custody Administrator/Custodian.

         Foreign exchange contracts will be completed by the Funds' custodian or advisor and communicated to the Accounting Unit in a timely manner, i.e., the earlier of trade date plus one or value date. For security trade information called in after the above stated deadlines, there is no assurance it can be included in that day's work.

         Cusip numbers and/or ticker symbols for all US dollar denominated trades and Sedol numbers for all foreign trades will be supplied by the Investment Advisor via the Trade Authorization, telex or on-line support. If appropriate, Accounting will supply the investment advisor with recommended trade ticket documents to minimize receipt of incomplete information. We would find it difficult to be responsible for NAV changes that resulted from incomplete information about a trade.

    21) To the extent Matthews International utilizes Purchases In-Kind as a method for shareholder subscriptions, ASU will provide Matthews International with recommended procedures to properly handle and process security in-kinds. Should the client prefer procedures other than those provided by Fund/Plan Services, additional fees may apply. (Discussions must take place in advance between Fund/Plan Services and




================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 8

         Matthews International to clarify the appropriate In-Kind operational procedures to be followed.)

    22) It is assumed that Fund/Plan as Administrator will complete the applicable performance and rate of return calculations as required by the SEC for the Funds.

    23) With respect to amortization and accretion requirements for the debt issues in the Funds, the ASU Investment Accounting System (IAS) offers a very comprehensive and fully automated level of support. We are capable of reflecting market discounts and acquisition premiums either utilizing the straight-line or yield-to-maturity (scientific) method. It is extremely important that the Funds' requirements and proper amortization procedures be clarified prior to start-up.
                                              -----
         It is assumed that the Funds will not hold any issues with Original Issue Discounts (OID). It is our position that OID is a tax requirement and, as such, not necessarily reflected on the books of the Funds. ASU's current clients have not required any OID support. To the extent the Funds should, in the future, own securities with OID, it is expected that the Funds' auditors will complete the necessary OID adjustments for financial statements and/or tax reporting.

================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan Services, Inc.

Date Drafted: November 26, 1996                             Schedule "A"; Page 9

                                                                    SCHEDULE "B"
                                                                    ============

         FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES FEE SCHEDULE
                                      FOR
                         MATTHEWS INTERNATIONAL FUNDS

This Fee Schedule is fixed for a period of two (2) years from the Effective Date
                  as that term is   defined in the Agreement.

 The Accounting Fees as set forth below are based on the "Basic Assumptions" as set forth in Schedule "A." To the extent that those assumptions are inaccurate or requirements change, fee revisions may be necessary.

I.   Annual Fee Schedule Per Global Portfolio: (1/12th payable monthly)


          $45,000    On the First          $ 10 Million of Average Net Assets
            .0004    On the Next           $ 40 Million of Average Net Assets
            .0003    On the Next           $ 50 Million of Average Net Assets
            .0001    On Assets Over        $100 Million of Average Net Assets

II.  Pricing Services Quotation Fee  (Based on individual CUSIP/SEDOL or
     ------------------------------
     security identification numbers.)  Respective fees will be billed monthly.

     A) Muller Data Corporation (Based on current vendor costs, subject to change)

          Government/Mortgage Backed/Corporate
               Short & Long Term Quotes              $.50 per Quote per Issue
          Tax-Exempt Short & Long Term Quotes        $.55 per Quote per Issue
          Foreign Security Quotes                    $.50 per Quote per Security
          Foreign Security Supplemental Corporation
               Actions, Dividends & Capital Changes  $2.00 per Issue per Month
          CMOs/ARMs/ABS                              $1.00 per Quote per Issue

          Minimum Weekly File Transmission is Assumed

          There are currently no charges for the domestic dividend and capital
                              --
          change information transmitted daily to Fund/Plan services from Muller Data Corporation.

     B)   Futures and Forward Currency Contracts     $2.00 per Issue per Day

     C) Quotron Systems, Inc. (Based on current vendor costs, subject to change.)

          There are currently no charges for the domestic security prices
                              --
          supplied by Quotron Systems, Inc.

     D) Telerate Systems, Inc. (Based on current vendor costs, subject to change.)

================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan
                                Services, Inc.

Date Drafted: November 26, 1996                             Schedule "B"; Page 1

     E) Interactive Data Corp. (Based on current vendor costs, subject to change.)

          Domestic Equities and Options              $ .15 per Quote per Issue
          Corporate/Government/Agency Bonds Including
               Mortgage-Backed Securities (evaluated,
               seasoned, and/or closing)             $ .50 per Quote per Issue
          US Municipal Bonds and Collateralized
               Mortgage Obligations                  $ .80 per Quote per Issue
          International Equities and Bonds           $ .50 per Quote per Issue
          Domestic Dividends and Capitalization
               Changes                               $3.50 per Month per Holding
          International Dividends and Capital
               Changes                               $4.00 per Month per Holding

          Interactive Data also charges monthly transmission costs and disk storage charges.

     Specific costs will be identified based upon options selected by Matthews International Capital Management and will be billed monthly.

III. Out-Of-Pocket Expenses
     ----------------------

     The Trust will reimburse Fund/Plan Services, Inc. monthly for all out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention, special transportation, and copying and sending materials to auditors for audits.

IV.  Other Services Not Covered By This Agreement
     --------------------------------------------

     To the extent the Trust commences the use of investment techniques such as Security Lending, Short Sales, Interest Rate Swaps, Futures, Leveraging, Precious Metals or non-US dollar denominated Futures and Options on securities and currency, additional fees will apply.

     Activities of a non-recurring nature such as fund consolidations, mergers, or reorganizations will be subject to negotiation. Any additional enhanced services, programming requests or reports will be quoted upon request.

     To the extent the Trust should decide to issue separate/multiple classes of shares, additional fees shall apply.

================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan
                                Services, Inc.

Date Drafted: November 26, 1996                             Schedule "B"; Page 2

                                                                    SCHEDULE "C"
                                                                    ============

                            Identification of Series
                            ------------------------


Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of this Agreement:

                         "Matthews International Funds"
                          ============================

               1.   Matthews Pacific Tiger Fund
               2.   Matthews Asian Convertible Securities Fund



This Schedule "C" may be amended from time to time by agreement of the Parties.







================================================================================
Accounting Services Agreement between Matthews International Funds and Fund/Plan
                                Services, Inc.

Date Drafted: November 26, 1996                                     Schedule "C"